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                                                                    EXHIBIT 99.0


         Representation letter to the Securities and Exchange Commission


Ladies and Gentlemen:

Re:  Representation to the Securities and Exchange Commission

In connection with the audits of the consolidated balance sheets of PCTEL, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, Arthur Andersen LLP has represented to us that:

The audits as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 were subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.